Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), effective as of March 29, 2021 (the “Effective Date”), is by and between Hills Bank and Trust Company and Hills Bancorporation (collectively “the Company"), and Joseph A. Schueller (hereinafter “Employee ").

    RECITALS

WHEREAS, the parties to this Agreement are desirous of entering into an employment agreement according to the terms and conditions as set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.    Employment and Duties. The Company hereby retains Employee to perform the general duties of Chief Financial Officer (“CFO”), performing such duties, and assuming such responsibilities with respect thereto, on behalf of the Company and as may be designated from time to time by the Company and its Board of Directors.

a.    Remote work. The Company acknowledges that Employee’s residence is             outside the State of Iowa and a significant amount of the Employee’s work for the Company may be performed remotely. The parties agree that the Company may implement rules and expectations for Employee’s remote work arrangement. The parties also agree that Employee’s position will require overnight travel to one or more of the Company’s locations on at least a monthly basis. The Company agrees to reimburse Employee for reasonable expenses incurred for that travel that are consistent with the Company’s travel reimbursement plan or otherwise agreed upon.

b.    Relocation. The Company understands that, because of his employment with the Company, Employee will be contemplating a relocation to the State of Iowa. In the event the Employee agrees to relocate to the State of Iowa during the term of this Employment Agreement, the Company will reimburse the Employee for reasonable moving expenses up to $20,000, which will be paid to the employee in the first paycheck that follows his relocation. Employee agrees and understands that, while the Company does not require the Employee to relocate to the State of Iowa during the term of this Agreement, the Company desires Employee to consider relocating to the State of Iowa at some point prior to the termination of this Employment Agreement. In the event Employee does not intend to relocate to the State of Iowa prior to the termination of this Agreement, Employee’s duties and responsibilities will include participation in the Company’s recruitment, hiring, and training of a successor CFO candidate, to be completed prior to the termination of the Employment Agreement.

2.    Compensation. In consideration of the performance of duties and services to be provided by Employee, as may be expressly or impliedly required under this Agreement, the Company shall pay Employee the gross amount of $285,000 annually (“Base”), to be paid in accordance with the Company's normal payroll procedures (the “Compensation”). The Base shall be increased based on the same annual wage review considerations as other Company employees, beginning in 2022. In addition, Employee is eligible to receive a retention bonus (“Retention Bonus”) equal to 9% of the Base on the Effective Date, plus 9% of the Base on the first anniversary of the Effective Date, plus 9% of the Base on the second anniversary of the Effective Date, payable in a cash lump sum within 30 days of the third anniversary of the Effective Date, subject to Employee’s continuous employment in good standing with the Company from the Effective Date through the third anniversary of the Effective Date.

3.    Restricted Stock Award. Within 30 days of the Effective Date, Employee shall be awarded 1,500 restricted shares of Hills Bancorporation common stock pursuant and subject to a restricted stock award agreement (the “RS Award”). The RS Award shall include, among customary terms, a three-year “cliff” time-vesting provision, requiring Employee to remain in continuous employment in good standing with the Company from the Effective Date through the third anniversary of the Effective Date.

4.     Benefits and Expenses. Employee shall be eligible for the Company’s full-time benefits package as provided in the Company’s handbook. The Company shall provide Employee with a cell phone and lap top computer for use on behalf of the Company’s business, and Employee shall comply with all policies related to Company pursuant to the Company’s general policies on the usage of such equipment. Employee will be reimbursed for all appropriate and reasonable remote work, traveling, entertainment and other expenses incurred in the performance of his duties and responsibilities hereunder. On his first day of employment, Employee will receive 160 hours of paid time off (“PTO”) under the Company’s PTO policy, which is the equivalent of twenty work days, which Employee may use for any purpose under the PTO policy, including time off for Employee’s illness. Employee will be awarded additional PTO leave in accord with the company’s PTO policy. Upon Employee’s separation of employment from the Company, the Company will pay Employee any accrued and unused PTO on the next regular pay date following the Employee’s last day of work. Employee will also be eligible for holiday pay under the Company’s Holiday Policy for each holiday Employee is actively employed by the Company. The Company will comply with all applicable employment laws during the period of time Employee works remotely.

5.    Duration.     This Agreement shall continue for a three year period beginning on March 29, 2021 and ending March 29, 2024, unless terminated earlier with the termination of Employee’s employment pursuant to Section 6, Termination, below, and may be continued thereafter upon mutual agreement by the parties.

6.    Termination.

a.    Termination by the Company. For the duration of this Employment Agreement, Employee shall be employed by the Company as an at-will employee, meaning that the Company may involuntarily terminate the Employee’s employment for any or no reason, including lack of work, business reorganization, position elimination, or job performance. In the event of termination by the Company prior to the expiration of the three-year term of this Employment Agreement, Employee shall receive as severance pay fifty percent (50%) of the then-current Base paid over a period of six months following the termination date, along with the value of the Retention Bonus (deemed to equal the value of 9% of the Base on the Effective Date multiplied by three), unless the termination of employment is due to Employee’s commission of a crime, dishonest behavior, gross negligence or gross misconduct. The severance pay will be paid in accordance with the Company's normal payroll procedures.

b.    Termination by the Employee. Employee may terminate his employment under this Employment Agreement for any time, for any reason, and will provide Employer with at least with sixty days’ notice prior to Employee’s last day of work. In the event the Employee terminates this Employment Agreement, Employer may choose to pay Employee’s salary for the notice period and release Employee from his duties under Section 1 of this Employment Agreement.

7.    Illness, Incapacity, Death. If, at any time during the term of this Agreement, Employee becomes disabled or is unable for any reason to perform substantially his duties hereunder and he has not breached any of the provisions of this Agreement, compensation shall continue to be paid to him according to the Company’s disability plan. The Company may, at its sole option, continue payment of Employee's salary until he is able to return to work or for such period greater than three (3) months as the Company elects, or may terminate this Agreement. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee’s death occurs. The parties hereby acknowledge that the rights and obligations enumerated in this paragraph shall be in addition to, and in no way in substitute of, any benefits to which Employee is entitled under any disability insurance policy of which he may be a beneficiary.

8.    Covenant not to Compete.

a.    Employee agrees that upon termination of Employee’s employment at any time, whether voluntary or involuntary, with or without notice, Employee will not, for a period 18 months from the date of such termination compete with or render services to any entity which competes with the Company as described in paragraph 8(b).

b.    For the purposes of this Covenant not to Compete, Employee shall be considered to be competing with Hills Bank if such Employee is employed by, directly or indirectly engages in, assists, consults, or has any active interest in any financial institution, or any affiliates or successors of any financial institution in the relevant and applicable market. For purposes of this agreement, the Company’s market includes the 50 mile radius extended from any of the Company’s physical branch locations, and the term “financial institution” includes any bank, credit union, trust, or other wealth management or securities brokerage firm. The Employee’s out-of-state home office is not a “physical branch location” of the Company.

c.    Employee understands and acknowledges that the breach or threatened breach of the Covenant not to Compete in any manner would cause irreparable harm to the Company such that money damages would be an inadequate remedy, thereby entitling the Company to injunctive relief prohibiting such competition. In the event of Employee’s breach of the Covenant not to Compete, the Company shall also be entitled to recover from Employee its reasonable attorney fees, costs, and out-of-pocket expenses incurred herewith.

d.    Except as expressly stated, nothing in this Employment Agreement shall have the effect of modifying the terms and provisions of Employee’s employment by the Company. In particular, Employee agrees that this Covenant not to Compete shall not alter the nature of Employee’s at-will employment by the Company, nor does it guarantee any particular term of employment.

e.    The waiver by the Company of any provision in this Covenant not to Compete shall not constitute a waiver or consent to any subsequent breach.

f.    For purposes of the application and enforceability of this Covenant not to Compete, the parties submit to the exclusive jurisdiction of the State and Federal Courts serving Johnson County, Iowa for any action or proceeding, and waive any objection they have to such jurisdiction or the convenience of the forum. The parties also agree that the Covenant not to Compete shall be governed by Iowa law and is not intended to have any effect outside the State of Iowa.
g.    If a court of competent jurisdiction determines the enforcement of this Covenant not to Compete to the full extent as provided herein would be unreasonable in any manner, the parties specifically agree and authorize such court to enforce the covenant to the extent the court determines that such enforcement is reasonable.

7.     Waiver of Breach. The failure of either party to require the performance of any term or condition of the Agreement, or the waiver by either party of any breach of the Agree¬ment shall not prevent a subsequent enforcement of the Agreement or be considered a future waiver of any future breach.

8.    Assignment. The Company may not assign this Agreement without the prior, written consent of Employee, which Employee may withhold in his sole and absolute discretion. Upon Employee’s giving of such consent, the rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the Company’s successors and assigns.

9.    Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Iowa.

10.    Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties on the topics identified herein and may be modified only by a writing signed by both parties. Employee has executed and agrees to be bound during his employment with the Company, by the separate agreement entitled Employee Invention, Confidentiality and “Non-Solicitation” Agreement, the subject matter of which has not been addressed herein. Unless the Company terminates Employee for a reason other than “just cause,” the terms of the separate Employee Invention, Confidentiality and “Non-Solicitation” Agreement, shall continue for the duration stated in that document.

11.    Severability of Provisions. If any term of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, the remaining terms of this Agreement will not be affected thereby and will continue to be valid, legal and enforceable, and if any term of this Agreement is held to be invalid, illegal or unenforceable as written, but by limiting such term it would become valid, legal and enforceable, then such term shall be deemed to be written, construed and enforced as so limited.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on March 22, 2021.

Hills Bank and Trust Company            Employee

By Dwight O. Seegmiller                 Joseph A. Schueller
Its President and CEO

Hills Bancorporation

By Dwight O. Seegmiller
Its President and CEO

79